UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  01/24/2005

GREATER BAY BANCORP
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-25034

CA	77-0387041
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2860 West Bayshore Road, Palo Alto, CA 94303
(Address of Principal Executive Offices, Including Zip Code)

650-813-8200
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

(A) The Greater Bay Bancorp (the "Company") Board of Directors currently has 19 members, many of whom were added to the Board as a result of bank acquisitions during the past eight years. The Board undertook a review of the size and structure of the Board, especially in view of the charter consolidation of the Company's subsidiary banks that occurred in 2004. As a result, the Board believes that it would function more efficiently if the size of the Board were reduced to a target range of 12 to 14 members.

At its regular meeting on January 25, 2005, the Board decided to offer a one-time early retirement benefit to directors in the amount of the fees they were paid during 2004 for Board and committee service. The Company expects several directors to retire in the first quarter of 2005 under this program.

(B) At its meeting on January 24, 2005, the Compensation Committee of the Company's Board of Directors approved a new form of Director Nonstatutory Stock Option Agreement pursuant to the Company's 1996 Stock Option Plan, as amended and restated. The form of such agreement is included herein as Exhibit 10.1.

(C) The Company filed the Executive Supplemental Compensation Benefits Agreement between David L. Kalkbrenner and the Company with its quarterly report on Form 10-Q for the quarter ended March 31, 2004. Since that filing, the Company discovered that an incorrect version of Schedule C to that agreement was inadvertently included in the filing. Accordingly, the entire agreement, with the correct version of Schedule C, is included herein as Exhibit 10.2.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

10.1 Form of Director Nonstatutory Stock Option Agreement

10.2 Employee Supplemental Compensation Benefits Agreement, dated as of January 1, 2003, between Greater Bay Bancorp and David L. Kalkbrenner

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

GREATER BAY BANCORP

Date: January 28, 2005.	By:	/s/ Linda M. Iannone
Linda M. Iannone
Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	Form on Director Nonstatutory Stock Option Agreement
EX-10.2	Employee Supplemental Compensation Benefits Agreement, dated as of January 1, 2003, between Greater Bay Bancorp and David L. Kalkbrenner